Exhibit 5

Pamela Scott
General Counsel
Human Resources

January 22, 2008

Citigroup Inc.

399 Park Avenue

New York, NY 10043

Ladies and Gentlemen:

I am General Counsel – Human Resources of Citigroup Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of $2,500,000 of Deferred Compensation Obligations, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Citi Head Office Guarantee Plan (the “Plan”).

In connection with the foregoing, I or attorneys under my supervision have examined the Restated Certification of Incorporation and By-Laws of the Company, as amended, the Plan document, and such other documents and instruments of the Company that I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, I or attorneys under my supervision have reviewed and have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of the opinion expressed herein. As to certain factual matters relevant to this opinion letter, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents. For the purpose of this opinion, I have assumed that the Plan is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, the Plan is not designed or operated for the purpose of satisfying the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, and the Company will file a “top hat” statement pursuant to Department of Labor Regulation section 2520.104-23 for the Plan with the Secretary of Labor within 120 days of adoption of the Plan.

Based upon the foregoing I am of the opinion that, (i) when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (ii) the Plan document complies, in all material respects, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

My opinion is limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, and ERISA. I am not admitted to the practice of law in the State of Delaware. My opinion expressed herein is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PAMELA SCOTT
Pamela Scott General Counsel-Human Resources

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